Exhibit 5.1

919 Third Avenue New York, NY 10022 215 935 3000 mintz.com
July 8, 2026

Intensity Therapeutics, Inc.
1 Enterprise Drive, Suite 430
Shelton, Connecticut 06484

Re: Intensity Therapeutics, Inc. Registration Statement on Form S-8

Ladies and Gentleman:

We are rendering this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 175,000 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of Intensity Therapeutics, Inc., a Delaware corporation (the “Company”), pursuant to the Intensity Therapeutics, Inc. Amended and Restated 2021 Stock Incentive Plan (the “2021 Plan”) and the Intensity Therapeutics Inc. Amended and Restated 2024 Employee Stock Purchase Plan (the “2024 Plan” and together with the 2021 Plan, the “Plans”).

We have examined: (i) the Registration Statement; (ii) the Company’s Sixth Amended and Restated Certificate of Incorporation, as amended and supplemented (the “Amended and Restated Certificate of Incorporation”); (iii) the Company’s Amended and Restated Bylaws, as amended and supplemented (the “Amended and Restated Bylaws”); (iv) the Plans; and (v) the corporate proceedings relating to the registration of the Shares pursuant to the Plans.

In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

Based on the foregoing, we are of the opinion that when the issuance of the Shares has been duly and validly approved by the Board of Directors of the Company, the Shares will be duly authorized and, when issued and sold as described in the Registration Statement and in accordance with the terms of the Plans and the applicable award agreements thereunder (including the receipt by the Company of the full consideration therefor), will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law, as currently in effect.

We consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the use of our name wherever it appears in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

BOSTON LOS ANGELES MIAMI NEW YORK SAN DIEGO SAN FRANCISCO TORONTO WASHINGTON
MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.